EXHIBIT 10.3

LICENSE AGREEMENT

THIS AGREEMENT made and effective as of the date of last signing (herein the “Effective Date”) by and between PUSH, Inc., (herein “Company”), having a principal place of business at 501 Church St., Suite 317, Vienna, VA 22180, and DKL International, Inc. (herein “DKL”), having a principal place of business at 501 Church St., Suite 317, Vienna, VA 22180.  Company and DKL are each a “party”, and may collectively be referred to as the “parties.”

INTRODUCTION

1.	WHEREAS, DKL has developed and is continuing research in the area of the Technology, as defined in Paragraph 1.1 of this Agreement; and

2.	WHEREAS, Company desires to obtain the certain rights in and to the Technology; and

3.	WHEREAS, Company and DKL mutually desire to formalize an agreement which delineates their respective rights and obligations with respect to the Technology.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, DKL and Company agree as follows:

ARTICLE 1 - DEFINITIONS

In the terms defined and used herein, the singular shall include the plural and vice versa.  Terms in this Agreement (other than names of parties and Article headings) which are set forth in upper case letters have the meanings established for such terms in this Article 1.

1.1	“Technology” means DKL’s dielectrokinetic techniques and products as well as other detection techniques and products.

1.2	“Know-how” means the data and information embodied in or required to enable the Technology.

1.3
“Patents” means any and all patent applications (including any amendments or extensions to the initial applications) filed in any country of the world by or on behalf of DKL claiming the Technology and/or any patents maturing from such patent applications.  Patents and patent applications claiming the technology at the time of execution of this Agreement are listed in the Business Plan of PUSH, Inc. as shown in Exhibit A.

1.4
“Adjusted Gross Sales” means the aggregate gross revenues derived by Company and its Affiliates from the sale of Products and Services to, and practice of Processes for, an unaffiliated third party in an arms length commercial transaction, less credits granted on account of price adjustments, rebates, bad debts, recalls, rejection or return of items previously sold.

1.5	“Product” means any and all products sublicensed or offered or sold by or on behalf of the Company embodying or practicing the Technology, Know-how and/or the Patents.

1.6	“Process” means any and all processes embodying or practicing the Technology, Know-how and/or the Patents.

1.7	“Service” means any and all services sublicensed, offered or sold by or on behalf of the Company embodying or practicing the Technology, Know-how and/or the Patents.

1.8
“Term” means the period beginning on the Effective Date and extending to the expiration of the last to expire of the Patents or Improvements, or until Fifteen (15) years after the Effective Date, whichever is longer.

1.9
“Field” means use of the Technology (and Know-how) for the integration of the Technology in the Non-Diagnostic Human Wellness and Home Health Care Monitoring market as described in the Business Plan of PUSH, Inc. as shown in Exhibit A.

1.10	“Territory” means worldwide.

1.11
“Improvement” means (a) divisional of the Patents, (b) any continuations of the Patents deriving from inventions made within the Term (i) in the course of research at DKL supported by Company hereunder, or (ii) conceived or first reduced to practice by DKL employees while conducting work for the Company under a private agreement that is disclosed to and approved by DKL consistent with the then current DKL policy on outside work for pay.

1.12
“Affiliate” means any company, corporation or business which is at least fifty percent owned or controlled by Company, or which owns or controls at least fifty percent of Company, or which together with Company is commonly owned or controlled by a third party who owns or controls at least fifty percent of each.

1.13	“Government” means the United States Government.

1.14
“Sublicensing Revenues” means any and all payments, royalties and other consideration collected by Company from its sublicensees in connection with the sale, license or other commercial disposition of Products, Processes or Services by such sublicensees.

1.15
“Background Intellectual Property” means the property and the legal right therein of either or both parties developed a) before or b) independent of but during Term of this Agreement, including inventions, patent applications, patents, copyrights, trademarks, mask works, trade secrets and any information embodying proprietary data such as technical data and computer software and all derivatives thereof.

1.16
“Intellectual Property Right(s)” means all of the world-wide legal rights for intangibles such as information, inventions, works of authorship and designs based on statute or common law, and includes by way of example patents, copyrights, mask works for semiconductor chip designs and trade secrets.

ARTICLE 2 – LICENSES GRANTED AND RIGHTS RETAINED

2.1
DKL hereby grants to Company during the Term of this Agreement an exclusive license within the Territory, limited to the Field, with the right to sublicense, to distribute, market, promote, sell, offer for sale, license and otherwise dispose of and exploit the Products.

2.2
The exclusive license specified in Paragraphs 2.1 is subject to a reserved right of DKL to utilize the Technology, Know-how, and/or the Patents solely for research & development and uses outside the Field to include product sales, licensing or otherwise exploit the Technology for the exclusive benefit of DKL.

2.3
This Agreement shall not be construed as implying that either Party hereto shall have the right to use Background Intellectual Property of the other in connection with this Agreement or otherwise, except as expressly stated herein.  Except for the rights expressly granted by one Party to the other hereunder, no license, interest or right in, or title to, a Party’s Background Intellectual Property, or any intellectual property rights therein or associated therewith, shall be deemed to have been granted, vested in or transferred to the other Party under the terms of the Agreement and no such rights shall be construed by estoppel. All title to and ownership of a Party’s Background Intellectual Property (and the intellectual property rights therein or associated therewith) remain with such Party.

ARTICLE 3 - R&D PERFORMANCE & MARKETING

3.1
Company shall use reasonable efforts to introduce Products and Processes into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment.  Thereafter,   Company shall endeavor to keep Products and Processes reasonably available to the public during the remainder of the Term.

3.2
DKL shall have the right to terminate or render this license nonexclusive at any time after three (3) years from the Effective Date if Company: (a) has not put the Technology into commercial use in the Territory, directly or through a sublicense or (b) is not demonstrably engaged in a marketing or sublicensing program, as appropriate, directed toward this end. For purposes of this paragraph, commercial use shall be defined as adjusted gross sales of twenty-five thousand dollars ($25,000) or more. DKL shall, prior to exercising any right under this Section 3.2, provide the Company with at least thirty (30) days written notice of its intention to exercise any rights hereunder, and shall notify Company in writing after the expiration of such thirty (30) day notice period to confirm that DKL is in fact exercising its rights hereunder.

3.3
Company shall contract with DKL for all research and development of new and/or improved products or processes using the Technology. An R&D plan will be developed and approved by the Parties. Company will fund the approved R&D plan.

ARTICLE 4 - PATENTS AND PATENT COSTS

4.1	DKL shall retain title to the Technology, Know-how, and the Patents.

4.2
DKL shall file, prosecute, and maintain Patents in the United States and in any other countries designated by Company at Company’s expense.  Company may later approach DKL to add non-designated countries for which DKL has pending applications or patents.  Any such later addition shall be at DKL’s discretion.

4.3
Company agrees promptly to reimburse DKL for its outside legal costs incurred under Paragraph 4.2 within thirty (30) days after the receipt of invoices from DKL.  Late payment shall be subject to interest charges of one and one-half percent (1½ %) per month.

4.4
Failure of Company to pay the amounts required under Paragraph 4.3 within ninety (90) days after the receipt of invoices from DKL shall constitute a default by Company under this Agreement, and entitle DKL to exercise its rights to terminate this Agreement, including the provision of notice and the Company’s right to cure, under Article 13.

4.5
Nothing in this Agreement shall prevent DKL from seeking patents on the Technology in countries other than those designated by Company.  Such patent applications shall be filed, prosecuted and maintained at DKL’s expense, and shall be free of any obligations to Company under this Agreement.

ARTICLE 5 - PUBLICATION RIGHTS

5.1	DKL reserves the exclusive right to publish or present the results of its research on the Technology.

ARTICLE 6 - PAYMENTS AND ROYALTIES

6.1
Company agrees to pay to DKL a non-refundable license fee of One Hundred Thousand United States Dollars ($100,000.00).  The initial payment of $35,500 made at execution of this License Agreement  by H&W Associates 99, Inc (“HW”).   $26,000 of the $35,500 is for the 26,000,000 shares issued to DKL as licence fee and founders’ shares at the par value and the remaining $9,500 of the $35,500 is for the par value on the 9,500,000 shares issued to HW and their assignees.  The remaining $64,500 of the $100,000 will be paid within 18 months from the date of the execution of this License Agreement.

6.2
Company agrees to issue to DKL or DKL’s assignee, twenty six million common shares of the Company at the formation of the Company as a founder of the Company and as license fee to DKL.  This represents sixty five  percent (65%) of the issued and outstanding common shares of the Company. The stock certificates will be delivered to DKL when the first common shares are issued. The remaining Fourteen million common shares will be issued to HW Associates 99, Inc. or HW’s assignee, investors and entities  who are providing services to the Company.  Any new shares to be issued beyond the original 40,000,000 shares will require the approval of both parties. At no time during the Term of the agreement will DKL’s ownership fall below fifty one percent (51%) of the issued and outstanding common shares of the Company without written approval by DKL.  Such approval is required if DKL keeps at least 20.4 million shares of the original 26 million shares issued to DKL under this Agreement in DKL’s treasury.

6.3
(a)    During the Term of this Agreement, the Company shall pay to DKL a royalty of five percent (5.0%) of Adjusted Gross Sales to be paid quarterly pursuant to Section 6.5 (a).  Where a Product or Process is not sold, but is otherwise disposed of for commercial value, Adjusted Gross Sales for the purpose of computing royalties shall be the Adjusted Gross Sales price at which Products or Processes of similar kind and quality, sold in similar quantities, are currently being offered for sale by Company.  Where such Products and Processes are not currently being separately offered for sale by Company, but are offered in connection with other products or processes, Adjusted Gross Sales shall be Company’s cost of manufacture, determined by Company’s customary accounting procedures, increased by 100%.

(b)    During the Term, Company shall pay to DKL a royalty of five percent (5.0%) of Sublicensing Revenues received by the Company from any Sublicensee.

6.4
Beginning in calendar year 2011, the Company agrees to pay DKL an annual minimum payment as shown in the table below.  Should the actual royalties paid under Paragraph 6.4 fall short of this minimum amount, Company shall pay DKL the difference when the royalty payment for the last calendar quarter of such calendar year is due in accordance with Paragraph 6.4.

Year	Minimum Payment
20011	$100,000.00
2012-2015	$250,000.00
2016-2019	$500,000.00
2020-termination	$1,000,000.00

6.5	During each fiscal year during the Term, Company shall deliver to DKL within forty-five (45) days after the end of each of its fiscal quarters:

(a)
A written report showing all figures necessary to compute Adjusted Gross Sales and Company’s computation of all remuneration to DKL due under this Agreement for such calendar quarter, accompanied by a check in full payment of the remuneration due. Adjusted Gross Sales shall be segmented in each such report on a country-by-country basis, including the rates of exchange used for conversion to USA Dollars from the currency in which such sales were made.

(b)
For any Adjusted Gross Sales which are made in a currency other than U.S. dollars, the amount of such sales shall be converted to U.S. Dollars using the currency exchange rates set forth in The Wall Street Journal on the last day of the calendar quarter.

(c)
All payments due shall be made in U.S. dollars without deduction for taxes, assessments, or other charges of any kind which may be imposed on Company by the government of the country where the transactions occur or any political subdivision thereof with respect to any amounts payable to DKL pursuant to this Agreement, and such taxes, assessments, or other charges shall be assumed by Company.

(d)	Late payments shall be subject to an interest charge of one and one-half percent (1½%) per month.

(e)
The fourth quarter royal payment will be adjusted within ninety (90) days of the end of the calendar year.  The Company will provide DKL with an adjusted final Annual Gross Adjusted Sales amount and include an adjusted fourth quarterly royalty payment or credit amount to be applied against the following quarterly royalty payments.

6.6
Company shall keep for a period of three (3) years following the year to which such records relate, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the remuneration payable to DKL hereunder.  During the Term and for a period of two (2) years following its termination or expiration, DKL shall have the right, upon reasonable prior written notice, to audit, or have an agent, accountant or other representative, audit such books, records and supporting data upon fifteen (15) days notice.  All information subject to such audit shall be deemed Confidential Information and treated in accordance with the provisions of Section 10. Any audit shall be at DKL’s expense, except that Company shall reimburse DKL for the cost of the audit in the event that the audit establishes an underpayment of ten percent (10%) or more of the amount due.

ARTICLE 7 – OWNERSHIP OF INVENTIONS AND INTELLECTUAL PROPERTY

7.1	The rights of the parties with respect to Intellectual Property utilized and/or developed during the course of this Agreement shall be determined in accordance with this clause.

7.2
Neither party shall acquire, directly or by implication, any rights in any copyrighted works, patents and inventions and/or Proprietary Information of the other party developed, authored, conceived or reduced to practice prior to the date of this Agreement, including but not limited to, inventions described and claimed in U.S. or foreign patent applications filed prior to the date of this Agreement.

7.3
Each party shall retain title to any data, information, copyrighted works or inventions developed, authored, conceived or reduced to practice independently and solely by that party during the performance of this Agreement without the other party’s Proprietary Information.  In such event, no license, express or implied, shall inure to the benefit of the other party to prepare copies and derivative works of such copyrighted works and to make, use and sell products or processes incorporating such data, information, copyrighted works or inventions.

7.4
In the event of inventions or copyrighted works developed by one party during the performance of this Agreement, which invention or copyrighted work necessarily derives from and incorporates Proprietary Information disclosed by the other party, such invention and/or copyrighted works shall be and remain the property of the inventing party; provided, however, that the inventing party shall and does hereby grant to the other party hereto a nonexclusive, worldwide, royalty-free, irrevocable, assignable, sublicensable right and license to make copies and derivative works of such copyrighted works, and to make, have made, use, sell and have sold such invention, products or processes incorporating such data, information, copyrighted works or inventions. The inventing party shall not unreasonably withhold authorization for the other party to use the invention, discovery, new process, and/or copyrightable material in non-competing applications.

7.5
In the event of inventions or copyrighted works developed jointly by the parties during the performance of this Agreement, such inventions or copyrighted works shall be owned jointly by the parties with each party owning an undivided one-half interest in all such joint invention or copyrighted works.  Any Intellectual Property Rights developed by Company based on DKL’s Intellectual Property Rights is assumed to have been jointly generated. Any Intellectual Property Rights developed by DKL based on Company’s Intellectual Property Rights is assumed to have been jointly generated. Neither party shall take action with respect thereto which will adversely affect the rights of the other party without the prior written consent thereof. Each party shall have the right, subject to copyrighted works, patents and inventions and/or Proprietary Information of the other party developed, authored, conceived or reduced to practice prior to the date of this Agreement, including but not limited to, inventions described and claimed in U.S. or foreign patent applications filed prior to the date of this Agreement, to make copies and derivative works of such copyrighted works, and to make, have made, use, sell and have sold such invention and products or processes incorporating such data, information, copyrighted works or inventions, where sharing of any net income generated thereby will be negotiated in good faith and in a reasonable manner prior to the commencement of any such revenue-generating activity.  In the event the party conducting the revenue-generating activity fails to negotiate net income sharing prior to commencing the revenue-generating   activity, any net income generated thereby will be shared equally. Notwithstanding anything above to the contrary, if the non-revenue-generating party does not negotiate in good faith and/or a reasonable manner, then the revenue-generating party may proceed with the revenue-generating activity without having any obligations to the non-revenue-generating party.

 ARTICLE 8 – DILIGENCE

8.1
Company shall deliver to DKL within one hundred twenty (120) days after the end of fiscal 2010, a report describing Company’s progress toward meeting its objectives together with an updated version of its business plan.

ARTICLE 9 - INFRINGEMENT

9.1
Each party shall promptly report in writing to the other party during the Term any infringement or suspected infringement of any Patent, or unauthorized use or misappropriation of the Technology or Know-how by a third party of which it becomes aware, and shall provide the other party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.

9.2
Company shall have the right to initiate an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing any of the Patents or of using without proper authorization all or any portion of the Technology or Know-how.  Company shall give DKL sufficient advance written notice of its intent to initiate such action and the reasons therefor, and shall provide DKL with an opportunity to make suggestions and comments regarding such action. Company shall keep DKL promptly informed of the status of any such action. Company shall pay all expenses of such action. DKL shall offer reasonable assistance to Company in connection therewith at no charge to Company except for reimbursement of reasonable out-of-pocket expenses.  Recoveries, reimbursements, damages, profits or awards from such action shall first be applied to reimburse Company and DKL for litigation costs. Any remaining recoveries, reimbursements, damages, profits or awards of whatever nature shall be treated as Adjusted Gross Sales under this Agreement.

9.3
In the event that DKL is a legally indispensable party to an infringement suit or other action as described in Paragraph 9.2, DKL may join the action as a co-plaintiff.  Company shall reimburse DKL for any reasonable costs it incurs as a party to any action brought by Company or its sublicensee, irrespective of whether DKL shall become a co-plaintiff.

9.4
In the event that Company does not within six (6) months from first determining that an actual infringement of the Technology is likely to exist, (a) secure cessation of the infringement, or (b) initiate suit against the infringer, DKL shall thereafter have the right but not the obligation to take action against the infringer at DKL’s own expense.  Company shall offer reasonable assistance to DKL in connection with such action at no charge to DKL except for the reimbursement of reasonable out-of-pocket expenses.  Any damages, profits or awards of whatever nature recovered from such action shall belong solely to DKL.

ARTICLE 10 - CONFIDENTIALITY

10.1
In connection with this Agreement, it is acknowledged that each party may disclose its confidential and proprietary information to the other party.  Any such information that is first disclosed in writing, or if first disclosed orally is later transmitted in written form, and is labeled as “Confidential” or “Proprietary” is referred to herein as “Confidential Information.”  No ownership or other rights or interests in Confidential Information shall be transferred or otherwise affected by its disclosure to the other Party.

10.2
Each party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees   to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants or agents.

10.3
Each Party may disclose Confidential Information of the other Party to its legal or financial advisors and to those employees, directors or consultants that have a need to know such Confidential Information, provided such persons are bound by confidentiality restrictions substantially similar to those set forth herein.  Each Party shall be responsible for compliance with the confidentiality, use and other terms of this Article by (a) such Party itself and its Affiliates, sublicensees, contractors and consultants (including third-party clinicians), and (b) each of the foregoing persons’ respective personnel, agents and representatives, as well as (c) any other persons to whom such Party directly or indirectly makes available, discloses or provides any Confidential Information of the other Party in accordance with this Section 10.3.  Each Party shall take appropriate action, whether by instruction, agreement or otherwise, to ensure the protection, confidentiality and security of such Confidential Information.

10.4
The obligations set forth in this Article 10 shall remain in force during and shall survive the entry into and expiration or earlier termination of this Agreement for any reason.  Failure on the part of the receiving party to abide by this section or Article 10 shall cause the disclosing party irreparable harm for which damages will not be an adequate remedy at law.  Accordingly, the disclosing party shall have the right to seek injunctive relief to prevent any threatened or actual violations of this section in addition to whatever remedies it may have at law.  Receiving party expressly waives the defense that a remedy in damages will be adequate.

10.5	The provisions of this Article 10 shall not apply to any Confidential Information disclosed hereunder which:

(a)	Was lawfully disclosed to the recipient by an independent third party rightfully in possession of the Confidential Information; or

(b)	Has been published or is generally known to the public in accordance with Article 5 or otherwise through no fault or omission by any of the parties; or

(c)
Was independently known to the recipient prior to receipt from the disclosing party without confidentiality restriction, or was independently developed by the recipient without reference to the disclosing party’s Confidential Information, in either case, as is demonstrably documented in written records of the recipient; or

(d)
Is required to be disclosed by either party to comply with court orders or applicable laws (including the disclosure obligations of the Company pursuant to the Securities Exchange Act of 1934, as amended), to defend or prosecute litigation or to comply with governmental regulations; provided, however, that such party gives the other party prompt notice of such requirement so as to enable the disclosing party to take steps to protect its Confidential Information and to take reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

ARTICLE 11 - WARRANTY DISCLAIMER; LIMITATION ON LIABILITY

11.1	Nothing in this Agreement shall be construed as:

(a)	A warranty or representation by DKL as to the validity or scope of any Patent;

(b)
Except as listed in 11.2, a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and/or trademarks of third parties;

(c)	An obligation of DKL to bring or prosecute actions or suits against third parties for infringement;

(d)	Conferring rights to use in advertising, publicity or otherwise any trademark or the name of DKL; or

(e)
Granting by implication, estoppel or otherwise any licenses under patents of DKL other than the licenses granted under Section 2 hereof, regardless of whether such other patents are dominant of or subordinate to any Patent.

11.2
(a)
Ownership. DKL represents to the best of its knowledge that DKL has acquired all of the inventor’s rights in and to the Technology, Know-How and Patents and that DKL has the right to grant the licenses granted to Company under this Agreement.

(b)
Right to License.  Subject to any rights retained by the Government, DKL represents to the best of its knowledge that it has the full, unrestricted right, power and authority to enter into and perform this Agreement and license to Company the Technology, Know-how and Patents, including, but not limited to, the right to grant and authorize Company to grant sublicenses thereunder.  DKL shall take all reasonable steps to retain such full, unrestricted right, power, and authority throughout the Term of this Agreement and shall not grant or otherwise cause to be granted to any person other than Company any license or rights that are inconsistent with the licenses or rights granted to Company under this Agreement.

(c)
Knowledge of Infringement.  To the best of DKL’s knowledge without conducting separate inquiry, as of the Effective Date of this Agreement:  (i) none of the Technology, Know-how and Patents, the making, use, sale, offer for sale, import, and other exploitation of the Technology, Know-how and Patents, or the exercise of any rights granted in this Agreement under the Technology, Know-how and Patents, infringes upon or misappropriates the intellectual property or proprietary or other rights of any other person or entity, and no such person or entity has alleged any such infringement, and DKL is not aware of any basis for any claim thereof; and (ii) there is no infringement of any of the Technology, Know-how or Patents

(d)
Knowledge of Invalidity.  To the best of DKL’s knowledge as of the Effective Date of this Agreement, none of the Technology, Know-how and Patents is subject to any litigation or proceedings, and DKL has no knowledge of any threat of such litigation or proceeding or of facts that would likely be the basis for instituting any such litigation or proceeding.

11.3
Except as expressly set forth in this Agreement, DKL MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY COMPANY OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS, PROCESSES, OR SERVICES INCORPORATING OR MADE BY USE OF THE TECHNOLOGY, KNOW-HOW, OR PATENTS LICENSED UNDER THIS AGREEMENT OR INFORMATION, IF ANY, FURNISHED UNDER THIS AGREEMENT. SUCH TECHNOLOGY, KNOW-HOW, PATENTS AND INFORMATION ARE PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

11.4
DKL ASSUMES NO LIABILITY UNDER THIS AGREEMENT.  IN NO EVENT WILL DKL BE LIABLE FOR ANY LOSS OF DATA, LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY OR SERVICES OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM THE USE OF THE PATENTS OR KNOW HOW OR OTHERWISE ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE.  THIS LIMITATION WILL APPLY EVEN IF DKL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

ARTICLE 12 - NOTICES

12.1	Communications to Company concerning this Agreement should be addressed to:

Dr. Ted Wong
501 Church Street
Suite 317
Vienna, VA 22180
Phone:  408-655-0888
Fax:  703-562-1953

12.2	Communications to DKL concerning this Agreement should be addressed to:

  Mr. Howard Sidman
  501 Church Street
  Suite 317
  Vienna, VA 22180
  Phone: 703-938-6700
  Fax: 703-562-1953

Any such communication shall be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile (with confirmed receipt and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein) during the addressee’s normal business on a business day, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by mail.

ARTICLE 13 - TERMINATION

13.1
Company may terminate this Agreement at any time by providing one year’s written notice to DKL.  Upon termination a final report shall be submitted to DKL, and any royalty payments, minimum payments and patent expenses due to DKL shall become immediately payable.  Additionally, any Sublicensing Revenues to be received by the Company shall be identified in the final report.  The royalty from such Sublicensing Revenues owed to DKL shall be paid to DKL within 10 days when such Sublicensing Revenues are received by the Company.

13.2
In the event that DKL shall be in material default of any of its obligations hereunder, the Company may, at its sole option terminate this Agreement by providing written notice to DKL specifying the nature of the default.  Termination under these circumstances shall be effective thirty (30) days following receipt of said notice by DKL, unless DKL cures said default prior to the expiration of said thirty (30) day period.

13.3
In the event that Company shall be in material default of any of its obligations hereunder, DKL may at its sole option: (a) terminate this Agreement or (b) convert the exclusive license hereunder to a non-exclusive license.  DKL shall exercise either of these options by providing written notice to Company specifying the nature of the default including the amount of royalties then due, if any.  Termination under these circumstances shall be effective thirty (30) days following receipt of said notice by Company, unless Company cures said default and makes payment of all monies due plus interest, if any, prior to the expiration of said thirty (30) day period.

13.4	Upon termination, Company shall provide DKL with:

(a)	The right to access any regulatory information filed with any US or foreign government agency with respect to the Technology, Know-How or Patents; and

(b)
If Company has filed patent applications or obtained patents which represent a modification or improvement within the scope of the claims contained in the Patents, Company agrees upon request to enter into good faith negotiations with DKL or its future licensee(s) for the purpose of granting licensing rights to said modifications or improvements in timely fashion and under commercially reasonable terms.

13.5
Upon any termination of this Agreement or conversion to a non-exclusive license under Paragraph 13.3, neither party shall be relieved of any obligations incurred prior to such termination or conversion, and the obligations of the parties under any provisions which by their nature are intended to survive any such termination or conversion shall survive and continue to be enforceable. Upon the expiration (but not in the event of premature termination) of the Agreement, Company shall have a perpetual, royalty free, fully paid-up, non-exclusive license under any Know-How to make, have made, use, sell, offer for and sale the Products, Processes and Services after such expiration.

13.6
In the event (i) that a court of competent jurisdiction determines that the Company is insolvent, such that its liabilities exceed the fair market value of its assets, (ii) the Company shall make an assignment for the benefit of creditors, or (iii) of the filing of a petition for relief in bankruptcy by the Company on its own behalf, or the filing of any such petition against the Company if the proceeding is not dismissed or withdrawn within ninety (90) days thereafter, DKL shall have the right to terminate this entire Agreement immediately upon giving Company written notice of such termination.

13.8
Any sublicenses granted by Company under this Agreement shall provide for assignment to DKL of Company’s interest therein upon termination of this Agreement, solely as it may relate to any rights licensed by DKL to Company pursuant to this Agreement, but not to any other interest therein of the Company.

ARTICLE 14 - INDEMNIFICATION

14.1
Company agrees to defend DKL at Company's cost and expense, and will indemnify and hold harmless DKL and its trustees, officers, faculty, professional staff, employees, and agents and their respective successors, heirs and assigns (the “DKL Indemnitees”) from and against any and all claims, losses, costs, damages, fees (including attorneys fees) or expenses arising out of or in connection with (i) the manufacture, use, commercialization, marketing or sale by Company of any Product, Process, or Service hereunder (including but not limited to any product liability claims, whether brought as a tort, breach of warranty or strict liability cause of action), (ii) any breach by Company of a material term of this Agreement, and (iii) the use or misuse by Company or a third party (including end consumers) of any Technology, Know-How, Patent, Product, Process, or Service (including but not limited to any product liability claims, whether brought as a tort, breach of warranty or strict liability cause of action).

(a)
Company agrees, at its own expense, to provide attorneys reasonably acceptable to DKL to defend against any actions brought or filed against any DKL Indemnitee with respect to the subject of the indemnity contained herein, whether or not such actions are rightfully brought.

14.4
The indemnification obligations hereunder are contingent upon the indemnified party (a) giving prompt written notice of any claim for which indemnification is sought to the indemnifying party; (b) granting sole control of the defense or settlement of the claim or action to the indemnifying party (except that the indemnified party’s prior written approval will be required for any settlement that reasonably can be expected to require a material affirmative obligation of or result in any ongoing material liability to the indemnified party); and (c) providing reasonable cooperation to the indemnifying party and, at the indemnifying party’s request and expense, assistance in the defense or settlement of the claim.  Notwithstanding the foregoing, the indemnification obligations hereunder shall not be relieved hereunder for failure to do the foregoing, or delay with so doing, unless the indemnifying party is prejudiced thereby.  In addition, the indemnified party may, at its own expense, participate in its defense of any claim.

ARTICLE 15 – INSURANCE REQUIREMENTS

15.1
Beginning at such time as Company begins to exercise the rights it has been granted pursuant to Article 2, Company shall at its sole cost and expense procure and maintain commercial general liability insurance in amounts not less than two million U.S. Dollars ($2,000,000) per incident and $2,000,000 annual aggregate,   and naming the Indemnitees as additional insureds.  Such general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification obligations under this Agreement.  The Company shall also maintain worker’s compensation coverage consistent with statutory requirements.  Such insurance shall be carried with companies rated “A” or better by A. M. Best or a self-insurance program reasonably acceptable to DKL.  The minimum amounts of insurance coverage required shall not be construed to create a limit of Company’s liability with respect to its indemnification obligations under this Agreement.

15.2
Company shall provide DKL with written evidence of such insurance upon request of DKL.  Company shall provide DKL with written notice at least 30 days prior to the cancellation, non-renewal or material adverse change in such insurance. If Company or its sublicensee, Affiliate or agent does not obtain replacement insurance providing comparable coverage within a period of 60 days following any such cancellation, non-renewal or material adverse change, DKL shall have the right to terminate this Agreement effective at the end of such 60 day period upon written notice to the Company.

15.3
Company shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Product, Process or Service incorporating the Technology, Know-How or Patents continues to be commercially distributed or sold by Company or by a sublicensee, or an Affiliate or agent of Company and (ii) for a reasonable period thereafter, which in no event shall be less than seven (7) years.

ARTICLE 16 - MISCELLANEOUS

16.1
Company shall not use or refer to DKL, any DKL trademarks, or any DKL employees or departments in any advertisement, sales material, website, or any other form of publicity without the prior written consent of DKL.

16.2
This exclusive license Agreement is personal as to Company, and neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred by either party without the prior written consent of the other party.

16.3
It is understood that DKL is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including inter alia the Arms Export Control Act, as amended and the Export Administration Act of 1979 as amended), and that its obligations hereunder are contingent on compliance with all applicable United States export laws and regulations.  The transfer of certain technical data and/or commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Company that Company shall not export data or commodities to certain foreign countries without prior approval of such agency.  DKL neither represents nor warrants that a license shall not be required nor that, if required, it shall be issued.  In any event, Company specifically agrees not to export or re-export any information and/or technical data and/or products in violation of any applicable USA laws and/or regulations.

16.4
This Agreement shall be construed under and interpreted under the laws of the Commonwealth of Virginia, USA, except that questions affecting the construction and effect of any Patent or copyrights shall be determined by the national law of the country in which the Patent or copyrights have been granted.

16.5	All written communications under this Agreement shall be in the English language.

16.6
In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, government regulation or the like, such party shall give notice to the other party in writing promptly, and thereupon the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

16.7
The waiver by either party of a breach or default of any provisions of this Agreement by the other party must be in written form and signed by both parties, and shall not be construed as a waiver of any succeeding breach of the same or any other provision. No failure or delay by either Party to require the other to perform strictly in accordance with the terms hereof shall preclude that Party from requiring performance by the other at any later time.

16.8	This Agreement contains the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto.

16.9
This Agreement may only be amended in writing executed by an authorized signatory for each party.  The parties agree that any photocopied or electronically produced copy of this fully executed original Agreement shall have the same legal force and effect as a copy of the Agreement that has the original signatures.  The parties also agree that this Agreement may be executed in two counterparts, which together shall constitute one original version of this Agreement.

16.10
Each Party shall bear its own costs and expenses incurred in the performance of its obligations hereunder without charge or expense to the other except as otherwise expressly provided in this Agreement. The Parties are and shall remain independent contractors, and nothing in this Agreement shall be construed to establish any joint venture, franchise, or relationship of partnership, employment or agency between the Parties.  No fiduciary or quasi-fiduciary relationship does or shall exist between the Parties by reason of or in connection with this Agreement, in whole or in part, and each of the Parties hereby irrevocably waives any and all claims and causes of action against the other for the breach of any fiduciary or quasi-fiduciary duty arising out of or in connection with this Agreement.

16.11
If any non-material provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

16.12
Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary, or as the other Party may reasonably request, to carry out the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as of the Effective Date.

(Signatures on next page)

PUSH, Inc.	DKL International, Inc.

/s/ Ted Wong	/s/ Howard Sidman
Signature	Signature

Ted Wong	Howard Sidman
Printed Name	Printed Name

President	President
Title	Title

July 12, 2009	July 12, 2009
Date	Date